Exhibit 10.3
AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT
     THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “AGREEMENT”) is made and entered into as of August 17, 2009 (the “EFFECTIVE DATE”) by and among Thermadyne Holdings Corporation, a Delaware corporation (“HOLDINGS”), the subsidiaries of Holdings (together with Holdings, “EMPLOYER”) and Paul D. Melnuk (“EMPLOYEE”).
RECITALS
     A. Employer and Employee entered into an Executive Employment Agreement, dated January 28, 2004 and amended on December 31, 2008, pursuant to which Employer agreed to employ Employee as President and Chief Executive Officer of Employer and Employee agreed to be employed by Employer in such capacity (the “ORIGINAL AGREEMENT”).
     B. The parties wish to amend and restate the Original Agreement on the terms and conditions set forth in this Agreement.
     NOW THEREFORE, for and in consideration of the foregoing recitals, and in consideration of the mutual covenants, agreements, understandings, undertakings, representations, warranties and promises hereinafter set forth, and intending to be legally bound thereby, Employer and Employee do hereby covenant and agree as follows:
SECTION 1. BASIC EMPLOYMENT PROVISIONS.
          (a) EMPLOYMENT AND TERM. Employer hereby employs Employee (hereinafter referred to as the “EMPLOYMENT”) as Executive Chairman of Employer and Employee agrees to be employed by Employer in such capacity, all on the terms and conditions set forth herein. The Employment shall be for a period (the “EMPLOYMENT PERIOD”) that will commence on the Effective Date and continue for two (2) years thereafter (unless the Employment is earlier terminated as provided herein). For the purposes of this Agreement, Holdings’ subsidiaries, as the case may be, shall be the “Employer” only for tax, legal reporting, payroll processing and similar purposes.
          (b) DUTIES. During the Employment Period, Employee shall serve as an executive employee of Employer, and shall carry out the duties described in Annex 1 (Position Description—Chairman of the Board). Such duties may be revised from time to time at the written agreement of Employee and the Board of Directors (the “BOARD”). Employee agrees to devote such time and attention to the business and affairs of Employer as is necessary to discharge his duties and responsibilities provided herein.
          (c) ELECTION AS CHAIR. Employer shall request that the Board elect Employee to serve as Chairman of the Board during the Employment Period, and if so elected Employer shall have the duties associated with such role, as provided in the Bylaws of Employer or as otherwise determined by the Board. Employee acknowledges that the members of the Board will determine whether to act in accordance with such request, in their own judgment in the exercise of their fiduciary duties, and agrees that the failure to elect Employee to or to retain Employee in such office shall not be a breach of this Agreement, so long as Employer complies with the other terms hereof.
SECTION 2. COMPENSATION.
          (a) SALARY. Employer shall pay to Employee during the Employment Period a salary as basic compensation for the services to be rendered by Employee hereunder (“BASIC COMPENSATION”). The Basic Compensation shall be $30,000 per month. Such salary shall accrue and be payable in accordance with Employer’s payroll practices in effect from time to time.
          (b) BONUS. At the Board’s sole discretion, Employee may be paid a yearly bonus, in an amount (if any) and form (either cash, equity or otherwise) as determined by the Board.
          (c) PARTICIPATION IN BENEFITS. During the Employment Period, Employee shall be entitled to participate in such employee benefit plans, programs and arrangements made generally available to, and on the same terms as, full-time executive employees of Employer, including, without limitation, four (4) weeks paid vacation annually, 401(k) plans, excess savings plans, tax qualified profit sharing plans and any other retirement plans, health, group life (with optional additional coverage), short term disability, long term disability (not to exceed sixty-percent (60%) of Employee’s Basic Compensation otherwise payable to him for the applicable period), hospitalization and such other benefit programs as may be approved from time to time by Employer for its full-time employees. Nothing herein shall affect Employer’ right to amend, modify or terminate any retirement or other benefit plan at any time on a company-wide basis for similarly situated employees.
          (d) STOCK OPTIONS AND GRANTS. Subject to Section 4 below, Employee’s outstanding stock option awards to purchase shares of Employer’s stock (the “OPTIONS”) and stock grants shall continue to vest during the Employment Period and shall otherwise operate in accordance with their existing terms.
          (e) WITHHOLDING TAXES. The compensation and benefits to be provided to Employee pursuant to this Agreement shall all be subject to withholding and deductions for applicable federal, state and local taxes and other items, if any, authorized or required by law to be withheld.
SECTION 3. TERMINATION.
          (a) DEATH OR DISABILITY. Employment of Employee under this Agreement shall terminate automatically upon the death or total disability of Employee. For the purpose of this Agreement, a “TOTAL DISABILITY” shall be deemed to have occurred if Employee shall have been unable to perform the duties of his Employment due to mental or physical incapacity for a period of six (6) consecutive months.

          (b) CAUSE. The Board may terminate the Employment of Employee under this Agreement for Cause. For the purposes of this Agreement, “CAUSE” shall be deemed to be: (i) the conviction of a crime by Employee constituting a felony or other crime involving moral turpitude; (ii) an act of dishonesty by Employee that resulted in or was intended to result in gain to or personal enrichment of Employee at Employer’s expense; (iii) the willful engaging by Employee in misconduct which is injurious to Employer; (iv) Employee’s failure to comply with the material terms of this Agreement, which is not remedied by Employee within thirty (30) days after receipt of written notice thereof given by Employer; (v) failure by Employee to comply fully with any lawful directives of the Board or Employer, which is not remedied by Employee within thirty (30) days after receipt of written notice thereof given by Employer or the Board; (vi) misappropriation by Employee of Employer’s funds; (vii) habitual abuse of alcohol, narcotics or other controlled substances by Employee; (viii) gross negligence in the performance of Employee’s duties and responsibilities hereunder, or (ix) failure to perform or adhere to the Code of Ethics adopted by the Board, as the same may be amended by the Board from time to time, a copy of which has been delivered to Employee as adopted by the Board as of the date hereof.
          (c) WITHOUT CAUSE. Employer may terminate the Employment of Employee under this Agreement without Cause.
          (d) CONSTRUCTIVE TERMINATION. Employee may elect to terminate his Employment under this Agreement upon a Constructive Termination Without Cause (as defined below) by providing Employer written notice within thirty (30) days of Employee becoming aware of such Constructive Termination Without Cause. Failure to provide such notice within thirty (30) days shall constitute a waiver of Employee’s rights under this Section 3(d). For purposes of this Agreement, “CONSTRUCTIVE TERMINATION WITHOUT CAUSE” shall mean a termination of Employee’s employment at his initiative following the occurrence, without Employee’s prior written consent, of one or more of the following events:
          (i) any failure by Employer to comply with any of the material provisions of this Agreement which is not remedied by Employer within thirty (30) days after receipt of written notice thereof given by Employee;
          (ii) any purported termination by Employer of Employee’s employment otherwise than as expressly permitted by Section 3(a) or (b) of this Agreement;
          (iii) any failure by Employer to comply with and satisfy the provisions of Section 6 hereof, or failure by any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer to assume expressly and agree to perform this Agreement in the same manner and to the same extent Employer would be required to perform it if no such succession had taken place; provided that the successor contemplated by Section 6 hereof has received, at least ten (10) days prior to the giving of notice of constructive termination by Employee, written notice from Employer or Employee of the requirements of the provisions of Section 6 or of such failure;

          (iv) at any time during the Employment Period, the Board (a) fails to elect Employee to serve as Chairman of the Board or (b) reassigns Employee to a position other than as Chairman of the Board; or
          (v) a material reduction in Employee’s duties and responsibilities.
SECTION 4. COMPENSATION FOLLOWING TERMINATION OR EXPIRATION.
          (a) DEATH OR DISABILITY. If the Employment Period is terminated pursuant to Section 3(a) above due to the death or Total Disability of Employee, this Agreement shall terminate, and no further compensation shall be payable to Employee’s estate, heirs or beneficiaries, as applicable, except that Employee or Employee’s estate, heirs or beneficiaries, as applicable, shall be entitled to receive (i) Employee’s then current Basic Compensation until the second anniversary of the Effective Date; provided that, at Employee’s option, to be exercised by Employee or his estate or representative, as the case may be, Employee shall be entitled to receive the present value of the aggregate amount (at a 12% discount) of such payments in a lump sum within thirty (30) days after termination of the Employment Period, (ii) any unreimbursed expenses pursuant to Section 5 below, and (iii) in the event of termination due to Total Disability, until the second anniversary of the Effective Date, medical and dental insurance coverage and benefits to which Employee would otherwise be entitled during the Employment Period pursuant to Section 2(c) above; provided that Employee shall continue to make the same contributions toward such coverage as Employee was making on the date of termination, with such adjustments to such contributions as are made generally for all Employer’s full-time executive employees; further provided that in such event Employee shall no longer be entitled to participate in any of Employer’s 401(k) plans, excess savings plans, tax qualified profit sharing plans or any other retirement plans. Thereafter Employer shall have no further obligations or liabilities hereunder to Employee or Employee’s estate or legal representative or otherwise, as the case may be. If the Employment Period is terminated pursuant to Section 3(a) above due to the death or Total Disability of Employee, any Options held by Employee that have vested as of the date of termination shall remain exercisable for a period of six (6) months following such date of termination (or, if earlier, until the expiration of the term of such Options), whereupon such Options shall terminate.
          (b) TERMINATION FOR CAUSE OR VOLUNTARY TERMINATION. If the Employment Period is terminated for Cause or voluntarily by Employee for reasons other than those described in Sections 3(a) or 3(d) above, this Agreement shall terminate and no further compensation or benefits shall be paid to Employee after the date of termination, but Employee shall be entitled to receive benefits to which he is or may become entitled pursuant to any benefit plan which by its terms survive termination. If the Employment Period is terminated (i) for Cause, all Options held by Employee, whether vested or unvested, shall terminate immediately upon the date of termination or (ii) voluntarily by Employee for reasons other than those described in Sections 3(a) or 3(d) above, all Options held by Employee that have vested as of the date of termination shall remain exercisable for a period of ninety (90) days following such date of termination (or, if earlier, until the expiration of the term of such Options), whereupon such Options shall terminate.

          (c) TERMINATION WITHOUT CAUSE; CONSTRUCTIVE TERMINATION. If the Employment Period is terminated pursuant to Sections 3(c) or 3(d) above, this Agreement shall terminate and Employee shall be entitled (i) to continue to receive from Employer his then current Basic Compensation, such amount to continue to be paid in accordance with the payroll practices of Employer until the second anniversary of the Effective Date; provided that, at Employee’s option, Employee shall be entitled to receive the present value of the aggregate amount (at a 12% discount) of such payments in a lump sum within thirty (30) days after termination of the Employment Period, (ii) any unreimbursed expenses pursuant to Section 5 below, and (iii) until the second anniversary of the Effective Date, to continue to receive the benefits to which he would otherwise be entitled during the Employment Period pursuant to Section 2(c) above; provided that Employee shall continue to make the same contributions toward such coverage as Employee was making on the date of termination, with such adjustments to contributions as are made generally for all Employer’s full-time executive employees; further provided that in such event Employee shall no longer be entitled to participate in any of Employer’s 401(k) plans, excess savings plans, tax qualified profit sharing plans or any other retirement plans. If the Employment Period is terminated pursuant to Sections 3(c) or 3(d) above, (i) any Options held by Employee that have vested as of the date of termination shall remain exercisable for a period expiring on the earlier of ninety (90) days following the second anniversary of the Effective Date or one (1) year following such date of termination (or, if earlier, until the expiration of the term of such Options), whereupon such Options shall terminate and (ii) any Options held by Employee that have not vested as of the date of termination shall continue to vest until the second anniversary of the Effective Date, and upon such vesting, shall remain exercisable for a period of ninety (90) days thereafter, provided that, in the event Employee fails to comply with Section 7 through Section 11 of this Agreement, Employee shall immediately forfeit all outstanding Options, whether vested or unvested. In the event of Employee’s death during the period in which he is entitled to continued payment of his Basic Compensation under this Section 4(c), such Basic Compensation shall be continue to be payable to Employee’s estate, heirs or beneficiaries, as applicable, for the period described above, but any other compensation or benefits payable to Employee shall immediately cease upon Employee’s death. The sums received by Employee under this Section 4(c) shall be considered liquidated damages in respect of claims based on any provisions of this Agreement or any claims arising out of Employee’s employment with Employer, and the commencement of the payment of such sums by Employer shall not begin until Employee executes and delivers a general release of all claims in form and substance satisfactory to Employer.
          (d) EXPIRATION OF THE AGREEMENT. If this Agreement expires pursuant to the provisions of Section 1(a) above, no further compensation or benefits shall be paid to Employee after the date of expiration, but Employee shall be entitled to receive previously accrued and vested benefits to which he is or may become entitled pursuant to any benefit plan which by its terms survive termination or expiration of Employment; provided that in such event Employee shall no longer be entitled to participate in any of Employer’s 401(k) plans, excess savings plans, tax qualified profit sharing plans or any other retirement plans. If this Agreement expires pursuant to Section 1(a), any Options held by Employee that have vested as of the date of expiration of this Agreement shall remain exercisable for a period of ninety (90) days following such date of expiration (or, if earlier, until the expiration of the term of such Options), whereupon such Options shall terminate.
          (e) PAYMENTS. In no event shall any payment to Employee under this Agreement that constitutes a “parachute payment” within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “CODE”), exceed 299% of Employee’s “base amount” of compensation, as defined in Section 280G of the Code. If any such “parachute payment” would exceed 299% of such “base amount,” Employer will instead pay Employee 299% of the “base amount” and Employer shall have no further obligation to Employee hereunder.
          (f) SECTION 409A COMPLIANCE
          (i) Notwithstanding any term or condition in this Agreement to the contrary:
If Employee is a “specified employee” (within the meaning of Section 409(a)(2)(B)(i) of the Code at the time of his termination of employment with Employer and is entitled to payments under this Agreement which are on account of “involuntary separation of service” within the meaning of Treasury Regulation Section 1.409A-1(n), amounts payable to Employee, notwithstanding anything in this Agreement to the contrary, during the first six (6) consecutive months immediately following the month in which such termination of employment occurs shall be suspended after the total of such payments equal the lesser of the amount specified under Treasury Regulation 1.409A-1(a)(9)(iii)(A)(l) or (2). If Employee is such a “specified employee” at the time of his termination of employment with Employer and is entitled to payments under this Agreement which are not on account of such “involuntary separation of service”, amounts payable to Employee, notwithstanding anything in this Agreement to the contrary, during the first six (6) consecutive months immediately following the month in which such termination of employment occurs shall be suspended. To the extent such payments payable during such six (6) month period are suspended as provided herein, such amounts shall be paid in a single sum as of the first regular payroll date of the applicable entity of Employer, immediately following the last day of the sixth consecutive month immediately following the month in which such termination of employment occurs, along with interest on such suspended amounts at the rate of twelve percent (12%) per annum from the date such amounts would have otherwise been paid but to the date they are paid. Payments otherwise payable after such six (6) month period shall be made as otherwise provided in this Agreement.
          (ii) Notwithstanding any inconsistent provision in this Agreement, Employee’s expense account reports must be submitted no later than January 31 immediately following the calendar year in which his termination of employment with Employer occurs and such reimbursements must be paid no later than March 15 immediately following the calendar year in which such termination of employment occurs.
          (iii) To the extent that (a) this Agreement affords Employee the right to elect the timing for distribution of payments for termination of employment described herein and (b) an election is required under Section 409(a) of the Code and applicable regulations to avoid penalties or excise taxes, Employee hereby elects payment in a lump sum, in accordance with the applicable law and/or regulations.
SECTION 5. EXPENSE REIMBURSEMENT.
     Upon the submission of properly documented expense account reports, Employer shall reimburse Employee for all reasonable business-related travel and entertainment expenses incurred by Employee in the course of his Employment with Employer, including the ownership and use of a cellular phone. Unless otherwise expressly provided in this Agreement, Employer’s obligations under this Section 5 shall terminate upon the termination or expiration of the Employment Period, except for any expenses eligible for reimbursement hereunder that are incurred prior to such termination or expiration, in which case such expenses shall be reimbursed if and as incurred before the termination or expiration date of the Employment Period.
SECTION 6. ASSIGNABILITY; BINDING NATURE.
     This Agreement shall be binding upon and inure to the benefit of the parties, and their respective successors, heirs (in the case of Employee) and assigns. No obligations of Employer under this Agreement may be assigned or transferred by Employer except that such obligations shall be assigned or transferred (as described below) pursuant to a merger or consolidation of Employer in which Employer is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of Employer, provided that the assignee or transferee is the surviving entity or successor to all or substantially all of the assets of Employer and such assignee or transferee assumes the liabilities, obligations and duties of Employer, as contained in this Agreement, either contractually or as a matter of law. Employer may, without the prior written consent of Employee, assign its rights and obligations under this Agreement, in whole or in part, including, without limitation, the rights and obligations set forth in Section 7 through Section 11, to any one or more of its affiliates or any entity that acquires a substantial part of its assets or a successor by merger, consolidation or other corporate restructuring. As used in this Agreement, “Employer” shall mean Employer as hereinbefore defined, and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
SECTION 7. CONFIDENTIAL INFORMATION.
          (a) NON-DISCLOSURE. During the Employment Period or at any time thereafter, irrespective of the time, manner or cause of the termination or expiration of this Agreement, Employee will not directly or indirectly reveal, divulge, disclose or communicate to any person or entity, other than authorized officers, directors and employees of Employer, in any manner whatsoever, any Confidential Information (as hereinafter defined) of Employer or any subsidiary of Employer without the prior written consent of the Board.
          (b) DEFINITION. As used herein, “CONFIDENTIAL INFORMATION” means information disclosed to or known by Employee as a direct or indirect consequence of or through Employee’s employment by Employer about Employer or any subsidiary of Employer, or their respective businesses, products and practices which information is not generally known in the business in which Employer or any subsidiary of Employer is or may be engaged. However, Confidential

Information shall not include under any circumstances any information with respect to the foregoing matters which is (i) directly available to the public from a source other than Employee, (ii) released in writing by Employer to the public or to persons who are not under a similar obligation of confidentiality to Employer and who are not parties to this Agreement, (iii) obtained by Employee from a third party not under a similar obligation of confidentiality to Employer or any of its subsidiaries, (iv) required to be disclosed by any court process or any government or agency or department of any government, or (v) the subject of a written waiver executed by Employer for the benefit of Employee. In the event Employee believes that he is free to disclose or utilize Confidential Information under this Section 7(b), he shall give written notice of the same to Employer at least thirty (30) days prior to the release or use of such Confidential Information and shall specify the claimed exemption and the circumstances giving rise thereto.
          (c) RETURN OF PROPERTY. Upon any termination or expiration of the Employment Period, Employee will surrender to Employer all Confidential Information, including, without limitation, all lists, charts, schedules, reports, financial statements, books and records of Employer or any subsidiary of Employer, and all copies thereof, and all other property belonging to Employer or any subsidiary of Employer, including, without limitation, company credit cards, cell phones, personal data assistants or other electronic devices, provided Employee shall be accorded reasonable access to such Confidential Information subsequent to the Employment Period for any proper purpose as determined in the reasonable judgment of Employer.
SECTION 8. AGREEMENT NOT TO COMPETE.
     Employee hereby agrees that during the Non-Compete Period (as defined below), he shall not, either in his own behalf or as a partner, officer, director, employee, agent or shareholder (other than as the holder of less than 5% of the outstanding capital stock of any corporation with a class of equity security registered under Section 12(h) or Section 12(g) of the Securities Exchange Act of 1934, as amended), engage in, invest in or render services to any person or entity engaged in the businesses in which Employer or any subsidiary of Employer are then engaged and situated within any country. Nothing contained in this Section 8 shall be construed as restricting Employee’s right to sell or otherwise dispose of any business or investments owned or operated by Employee as of the date hereof. The Non-Compete Period shall mean: (a) if the Employment Period is terminated for Cause or as a result of voluntary termination by Employee (other than a Constructive Termination Without Cause), a period of eighteen (18) months following such termination of the Employment Period; and (b) if the Employment Period expires, for a period of six (6) months following such expiration of the Employment Period. If the Employment Period is terminated without Cause, there shall be no Non-Compete Period.
SECTION 9. AGREEMENT NOT TO SOLICIT EMPLOYEES OR CUSTOMERS.
     Employee agrees that, for a period of two (2) years following the termination or expiration of Employment for any reason whatsoever, neither he nor any affiliate shall, on behalf of any business engaged in a business competitive with Employer or any subsidiary of Employer, solicit or induce, or in any manner attempt to solicit or induce (i) any customer which was a customer of Employer or of any subsidiary of Employer at any time during the course of Employee’s employment by Employer or any subsidiary of Employer or any active prospective customer of Employer or any subsidiary of Employer or cause or attempt to cause such a customer or active potential customer to divert, terminate, limit, modify or fail to enter into any existing or potential relationship with Employer or any subsidiary of Employer or (ii) any person employed by, or any agent of, Employer or any subsidiary of Employer, to terminate his or her employment or agency, as the case may be, with Employer or such subsidiary; provided that such limitations shall not apply if the contact with the employee, agent or consultant is initiated by a third party, not engaged or hired by Employee (or with the prior knowledge of Employee) or any affiliate of Employee, on a “blind basis” such as through a head hunter.
SECTION 10. INVENTIONS.
     Any and all ideas, inventions, discoveries, patents, patent applications, continuation-in-part patent applications, divisional patent applications, technology, copyrights, derivative works, trademarks, service marks, improvements, trade secrets and the like (collectively, “INVENTIONS”), which are developed, conceived, created, discovered, learned, produced and/or otherwise generated by Employee, whether individually or otherwise, during the time that Employee is employed by Employer, whether or not during working hours, that relate to (i) current and anticipated businesses and/or activities of Employer or any subsidiary of Employer, (ii) Employer’s or any of its subsidiaries’ current and anticipated research or development, or (iii) any work performed by Employee for Employer or any subsidiary of Employer, shall be the sole and exclusive property of Employer, and Employer shall own any and all right, title and interest to such Inventions. Employee assigns, and agrees to assign to Employer whenever so requested by Employer, any and all right, title and interest in and to any such Inventions, at Employer’s expense, and Employee agrees to execute any and all applications, assignments or other instruments which Employer deems desirable or necessary to protect such interests.
SECTION 11. NON-DISPARAGEMENT.
     Each party agrees that it will not, at any time, including without limitation after termination or expiration of the Employment Period for any reason whatsoever, in any way disparage the other party (including, with respect to Employer any subsidiary of Employer or Employers’ or any of its subsidiaries’ past, present and future officers, directors, employees, or agents), or make or solicit any comments, statements, or the like to the media or to the public in general that may be considered to be reasonably derogatory or detrimental to the good name or business reputation of any of such persons. Any such disparagement shall be considered a material breach of this Agreement.
SECTION 12. INJUNCTIVE RELIEF AND OTHER REMEDIES.
          (a) Employee acknowledges and agrees that the covenants, obligations and agreements of Employee contained in Section 7 through Section 11 relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause Employer irreparable injury for which adequate remedies are not available at law. Therefore, Employee agrees that Employer shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Employee from committing any violation of such covenants, obligations or agreements.

          (b) In the event of Employee’s violation, as determined by an arbitrator, of any of the provisions of Section 7 through Section 11 after the Employment of Employee is terminated or expires for any reason whatsoever, the right of Employee to receive any further payment pursuant to this Agreement shall immediately terminate and the payments made to Employee subsequent to the termination or expiration of Employee’s Employment pursuant to this Agreement shall be returned to Employer by Employee within thirty (30) days after receipt of written notice from Employer of such violation.
          (c) In the event of any Clawback Event (as defined below), Employer shall have the right to require Employee to pay to Employer all or any portion of the Clawback Amount (as defined below) within thirty (30) days following written notice by Employer to Employee that it is exercising such right. The “CLAWBACK AMOUNT” shall mean an amount equal to (i) the gross option gain realized or obtained by Employee or any transferee resulting from the exercise of any stock options granted to Employee by Employer and (ii) the gross gain realized or obtained by Employee resulting from the vesting of any shares of restricted stock granted to Employee by Employer, measured at the date of vesting, in each case within three years before a Clawback Event, whenever such options are exercised or shares of restricted stock vest. A “CLAWBACK EVENT” shall occur if Employer is required to prepare an accounting restatement due to material noncompliance of Employer with any financial reporting requirement under the United States securities laws, if any action or failure to act of Employee materially caused or materially contributed to such noncompliance.
          (d) The injunctive remedies and other remedies described in this Section 12 are cumulative and in addition to any other rights and remedies Employer may have.
SECTION 13. NO VIOLATION.
     Employee hereby represents and warrants to Employer that the execution, delivery and performance of this Agreement by Employee does not, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under any provision of any agreement or understanding to which the Employee or, to the best knowledge of Employee, any of Employee’s affiliates are a party or by which Employee, or to the best knowledge of Employee, Employee’s affiliates may be bound or affected.
SECTION 14. CAPTIONS.
     The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way affect, limit or amplify the provisions hereof.
SECTION 15. NOTICES.
     All notices required or permitted to be given hereunder shall be in writing and shall be deemed delivered, whether or not actually received, two (2) days after deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, addressed to the party to whom notice is being given at the specified address or at such other address as such party may designate by notice:

Employer:	Thermadyne Holdings Corporation
Attn: Lead Director of the Board and Chairman
of the Compensation Committee of the Board
16052 Swingley Ridge Road, Suite 300
St. Louis, MO 63017
Fax: 636-728-3010

and
Thermadyne Holdings Corporation
Attn: General Counsel
16052 Swingley Ridge Road, Suite 300
St. Louis, MO 63017
Fax: 636-728-3011
Employee:	Paul D. Melnuk 14401 Islveview Drive Winter Garden, FL 34787

SECTION 16. INVALID PROVISIONS.
     If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provisions shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. In lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
SECTION 17. AMENDMENTS.
     This Agreement may be amended in whole or in part only by an instrument in writing setting forth the particulars of such amendment and duly executed by a duly authorized officer of Employer and by Employee.
SECTION 18. WAIVER.
     No delay or omission by any party hereto to exercise any right or power hereunder shall impair such right or power to be construed as a waiver thereof. A waiver by any of the parties hereto of any of the covenants to be performed by the other party or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant herein contained. Except as otherwise expressly set forth herein, all remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to any party at law, in equity or otherwise.

SECTION 19. COUNTERPARTS; REPRODUCTION.
     This Agreement may be executed in multiple counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same Agreement, and any copy, facsimile or other reliable reproduction of this Agreement maybe substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction be a complete reproduction of the entire original writing.
SECTION 20. GOVERNING LAW.
     This Agreement shall be construed and enforced according to the laws of the State of Missouri, without regard for any conflict of law principles.
SECTION 21. RESOLUTION OF DISPUTES; ARBITRATION.
     Any dispute arising out of or relating to this Agreement or Employee’s employment with Employer or the termination thereof or expiration shall be resolved first by negotiation between the parties. If such negotiations leave the matter unresolved after 60 (sixty) days, then such dispute or claim shall be resolved by binding confidential arbitration, to be held in St. Louis, Missouri, in accordance with the rules of the American Arbitration Association. The arbitrator in any arbitration provided for herein shall be mutually selected by the parties or in the event the parties cannot mutually agree, then appointed by the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties shall be responsible for their own costs and expenses under this Section 21.
SECTION 22. PAYMENT UPON DEATH OF EMPLOYEE.
     In the event of the death of Employee, any unpaid payments due either prior to Employee’s death or after Employee’s death in accordance with the terms of this Agreement shall be payable as designated by Employee prior to his death in writing to Employer. In the event of the death of all such persons so designated by Employee, either prior to the death of the Employee or during any time when payments are due as provided herein, or in the event Employee fails to so designate prior to his death, or withdraws all such designations, said payments thereafter shall be made to Employee’s estate.
SECTION 23. PRIOR AGREEMENTS.
     This Agreement supersedes any and all other employment or similar agreements between Employee and Employer, including, without limitation, that certain letter agreement, dated October 16, 2003, from Employer to Employee (the “LETTER”) and the Original Agreement.
SECTION 24. EMPLOYEE ACKNOWLEDGEMENTS.
     Employee acknowledges and agrees that: (a) he has read this Agreement; (b) he is fully competent to execute this Agreement which he understands to be contractual; (c) he executes this Agreement of his own free will, after having a reasonable period of time to review, study, and deliberate regarding its meaning and effect and to consult with counsel regarding same; and (d) executes this Agreement without reliance on any representation of any kind or character not expressly set forth herein.

[Signature page follows]

THIS AGREEMENT CONTAINS BINDING ARBITRATION PROVISIONS THAT
MAY BE ENFORCED BY THE PARTIES
     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amended and Restated Executive Employment Agreement as of the date first above written.

EMPLOYEE:
/s/ Paul D. Melnuk
Paul D. Melnuk

EMPLOYER: THERMADYNE HOLDINGS CORPORATION
By:	/s/ Steven A. Schumm
	Name:	Steven A. Schumm
	Title:	Executive Vice President, Chief Financial Officer, and Chief Administrative Officer